As Filed With the Securities and Exchange Commission on April 8, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID-AMERICA APARTMENT COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

TENNESSEE	62-1543819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue, Suite 300 Memphis, Tennessee	38138
(Address of Principal Executive Offices)	(Zip Code)

Mid-America Apartment Communities, Inc. Non-Qualified Deferred

Compensation Plan for Outside Company Directors

(Full title of the plan)

H. Eric Bolton, Jr.

President and Chief Executive Officer

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis, Tennessee 38138

(Name and address of agent for service)

(901) 682-6600

(Telephone number, including area code, of agent for service)

Copy to:

Robert J. DelPriore, Esq.

Bass, Berry & Sims PLC

100 Peabody Place, Suite 900

Memphis, TN 38103

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit/share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $.01 par value per share	200,000 shares	$36.50	$7,300,000	$859.21
Deferred Compensation Obligations(2)	$7,300,000	100%	$7,300,000	$859.21

(1)	The offering price is estimated solely for the purpose of determining the amount of the registration fee. Such estimate has been calculated in accordance with Rule 457(c) and rule 457(h) and is based upon the average of the high and low prices per shares of the Registrant’s common stock as reported on the New York Stock Exchange on April 1, 2005.

(2)	The deferred compensation obligations are unsecured obligations of Mid-America Apartment Communities, Inc. to pay deferred compensation in the future to eligible participants, in accordance with the terms of the Mid-America Apartment Communities, Inc. Non-Qualified Deferred Compensation Plan for Outside Company Directors.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference as of their respective dates:

a.	The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004;

b.	All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004 (but excluding all information furnished to the Securities and Exchange Commission pursuant to Item 2.01(formerly Item 12) and Item 7.01 (formerly Item 9) of any Current Report on Form 8-K); and

c.	The description of the Common Stock contained in the effective registration statement filed by the Registrant to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

Pursuant to the Mid-America Apartment Communities, Inc. Non-Qualified Deferred Compensation Plan for Outside Company Directors (the “Plan”), eligible directors may elect to defer all or any portion (in multiples of 25%) of the director’s fees otherwise payable in cash each year. The amounts deferred by a participant shall be credited to the participant’s deferred compensation account, which shall be segregated from other accounts on the books and records of the Company, but which shall be part of the general assets of the Company and shall be subject to the claims of the Company’s general creditors.

The securities being registered hereby represent deferred compensation obligations (the “Obligations”) of the registrant under the Plan. The securities represent contractual obligations of the registrant to pay or distribute to participants in the Plan compensation, the receipt of which the participants have elected to defer, in accordance with the terms of the Plan. There is no trading market for the Obligations. The Obligations are unsecured general obligations of the registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the registrant. The Obligations are not subject in any manner, either voluntarily or involuntarily, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null, void and of no effect.

Item 5.	Interests of Named Experts and Counsel.

An opinion as to the legality of the securities being registered is being provided by Bass, Berry & Sims PLC.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Tennessee corporation. Sections 48-18-501 through 48-18- 509 of the Tennessee Business Corporation Act contain detailed provisions on indemnification of directors and officers of a Tennessee corporation.

The Registrant’s restated charter provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act.

The Registrant’s bylaws provide that the Registrant shall indemnify any person who is made a party to a suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant, against amounts paid in settlement and reasonable expenses including attorneys’ fees actually and necessarily incurred as a result of such suit or proceeding or any appeal therein to the extent permitted by and in the manner provided by the laws of Tennessee. The Registrant shall indemnify any person made or threatened to be made a party to a suit or proceeding other than by or in the right of any company of any type or kind, domestic or foreign, which any director or officer of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant or served such other company in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such suit or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the Registrant and, in criminal actions or proceedings, had no reasonable cause to believe that this conduct was unlawful, and to the extent permitted by, and in the manner provided by, the laws of Tennessee.

The directors and officers of the Registrant are covered by an insurance policy indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Index to Exhibits following the signature pages hereof.

Item 9.	Undertakings.

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 4th day of April, 2005.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr., President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Simon R.C. Wadsworth, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ H. Eric Bolton, Jr. H. Eric Bolton, Jr.	President and Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 4, 2005

/s/ Simon R.C. Wadsworth Simon R.C. Wadsworth	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	April 4, 2005

/s/ George E. Cates George E. Cates	Director	April 4, 2005

/s/ John F. Flournoy John F. Flournoy	Director	April 4, 2005

/s/ Robert F. Fogelman Robert F. Fogelman	Director	April 4, 2005

/s/ Alan B. Graf, Jr. Alan B. Graf, Jr.	Director	April 4, 2005

/s/ John S. Grinalds John S. Grinalds	Director	April 4, 2005

/s/ Ralph Horn Ralph Horn	Director	April 4, 2005

/s/ Michael S. Starnes Michael S. Starnes	Director	April 4, 2005

INDEX TO EXHIBITS

Exhibits Number	Description
4.1+	Amended and Restated Charter of Mid-America Apartment Communities, Inc. dated as of January 10, 1994, as filed with the Tennessee Secretary of State on January 25, 1994

4.2******	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of January 28, 1994, as filed with the Tennessee Secretary of State on January 28, 1994

4.3**	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Preferred Stock dated as of October 9, 1996, as filed with the Tennessee Secretary of State on October 10, 1996

4.4******	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter dated November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997

4.5***	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997

4.6****	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of June 26, 1998, as filed with the Tennessee Secretary of State on June 30, 1998

4.7@	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of A Series of Shares of Preferred Stock dated as of December 24, 1998, as filed with the Tennessee Secretary of State on December 30, 1998

4.8*****	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 11, 2002, as filed with the Tennessee Secretary of State on October 14, 2002

4.9@	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 28, 2002, as filed with the Tennessee Secretary of State on October 28, 2002

4.10@	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of August 7, 2003, as filed with the Tennessee Secretary of State on August 7, 2003

4.11*	Bylaws of Mid-America Apartment Communities, Inc.

4.12+	Form of Common Share Certificate

4.13++	Mid-America Apartment Communities, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors as Amended Effective March 16, 2005

5.1	Opinion of Bass, Berry & Sims PLC

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)

24	Power of Attorney (included on signature page of this Registration Statement)

*	Filed as an exhibit to the Registrant’s Registration Statement on Form S-11/A (SEC File No. 33-69434) filed on January 21, 1994

**	Filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 11, 1996

***	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on November 19, 1997

****	Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 26, 1998

*****	Filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on October 11, 2002

******	Filed as an exhibit to the 1996 Annual Report of the Registrant on Form 10-K for the year ended December 31, 1996

+	Filed as an exhibit to the 1997 Annual Report of the Registrant on Form 10-K for the year ended December 31, 1997

++	Filed as an exhibit to the 2004 Annual Report of the Registrant on Form 10-K for the year ended December 31, 2004

@	Filed as Exhibit to the Registrant’s Registration Statement on Form S-3 (333-112469) filed with the Commission on February 4, 2004